Exhibit (c)(4)

Presentation to the Special Committee October 13, 2004 Banc of America Securities provides investment banking and securities products domestically and offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of America Securities. Banc of America Securities prohibits employees from offering a favorable research rating or specific price target or changing a rating or target to get a mandate and Banc of America Securities prohibits research analysts from being compensated for involvement in investment banking transactions except to the extent that such participation is intended to benefit investor clients. Copyright 2004 Banc of America Securities LLC. Banc of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of Bank of America Corporation. PROJECT EAGLE

Table of Contents Illustrative Process Timeline Review of Market Check Key Delivery Items for Potential Buyers Proposed Buyers List Appendix Detailed Illustrative Process Timetable Samples of Key Delivery Items for Potential Buyers

Illustrative Process Timeline

Illustrative Process Timeline 10/18/04 11/8/04 1/5/05 Announcement Date: Issue Press Release Announcing Transaction, Including Discussion of Break-up Fee and Market Check Provisions File Proxy Materials with SEC(1) Mail Proxy Materials to Shareholders Solicit Third Party Bidders (15-business day period) SEC Review(2) (30-day period) Overview of Process from Transaction Announcement to Closing Post-market Check Period, If Proposal(s) Is/Are Superior to WIND Proposal, Special Committee Has Right to Review Proposal Proxy materials can be filed with SEC, as soon as they are completed. There is no requirement to wait for expiration of 15-business day market check period. SEC will likely review the 13e-3 filing, which will add at least 2 - 3 weeks to the review process. Proxy Solicitation Period (20-business day period) 12/8/04 Shareholder Meeting Held to Approve Merger Week of 1/10/05: Closing of Merger and Associated Financing Execution of Bank and Bond Financing Following receipt of approval Begin Preparations for Bank and Bond Financing

Review of Market Check

Review of Market Check Elements of a Proper Market Check Ability to talk to third party bidders Press Release announcing transaction will describe market check provisions and break-up fee 15 unfettered business days to contact different parties Ability to window shop (i.e. ability to receive unsolicited proposals) up to the point of Company Stockholder Approval - no non-talk prohibition Fiduciary out which permits the Special Committee to accept a superior proposal Good market check and reasonable break-up fee and no provisions which will preclude or discourage another bidder from looking at the opportunity It is imperative to include the abovementioned concepts in the press release announcing the transaction between EAGLE and WIND It is also important for EAGLE to file the Form 8-K with the Agreement and Plan of merger attached

Review of Market Check Outlined below are the primary processes that occur in a proper market check Overview of Market Check Process Note: Yellow section represents key delivery items for potential third party bidders, which are addressed in greater detail in the section titled, "Key Delivery Items for Potential Buyers".

Key Delivery Items for Potential Buyers

Key Delivery Items for Potential Buyers Listed below are the primary items that BAS would expect to deliver to potential third-party bidders

Proposed Buyer List

Potential Strategic Buyers (a) Based on 10/11/04 closing prices. (b) Enterprise value is equal to market cap. plus net debt. (c) Based off consensus diluted EPS before extraordinary items. (d) Represents adjustment for leases capitalized at 12.5%. ($ in millions) Long-Term Care Rehab / Surgery Centers Hospitals

Potential Financial Buyers

Appendix

Detailed Illustrative Process Timetable

Project EAGLE — DRAFT Illustrative Process Timeline Event Merger Approval Process Tender Offer for Existing High Yield Notes Issue New Senior Credit Facilities Issue New Senior Subordinated Notes Week of 10/11/04 Continue discussions regarding final offer price per share and Agreement and Plan of Merger 10/12/04 – 10/18/04 Refine list of potential strategic and financial buyers Prepare Executive Summary to be distributed to potential buyers Prepare Confidentiality Agreement Prepare Public Information Package Finalize Management Case Financial Projections to be circulated to potential buyers Prepare Management Presentation Begin drafting of proxy materials 10/14/04 Execute Commitment Letters (backstop / bridge financing to be included) 10/17/04 EAGLE management calls a special meeting of the Board of Directors of EAGLE EAGLE Board of Directors approves transaction with WIND EAGLE and WIND execute Agreement and Plan of Merger Week of 10/18/04 EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) Contact all potential buyers on buyers list (log all calls on 10/18/04) Distribute Confidentiality Agreement and Executive Summary to interested parties Upon execution of CA, distribute Public Information Package and Base Case Financial Projections For interested parties that execute CA(s) prior to end of market check period, begin Management Presentation(s) and Buyer due diligence EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) EAGLE files Form 8-K with Agreement and Plan of merger attached EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) EAGLE files Form 8-K with Agreement and Plan of merger attached EAGLE issues press release announcing transaction, including discussion of break-up fee and market check provisions, with WIND (10/18/04) EAGLE files Form 8-K with Agreement and Plan of merger attached Week of 10/25/04 EAGLE 3-Q earnings release (10/27/04) Week of 11/1/04 Week of 11/8/04 After the end of the market check period, continue management presentations and due diligence with those persons, who, prior to the end of the market check period, had submitted a written indication of interest that could result in a superior proposal Other than as set forth above, no solicitation during post market-check period; however until date of Company Stockholder Approval, Company may provide information to (and participate in discussions and negotiations with) persons that make unsolicited superior proposals, if the Special Committee determines taking such action is necessary to comply with its fiduciary duties Complete proxy materials File preliminary 13e-3 filing with SEC Engage proxy solicitors Week of 11/15/04 Commence Drafting Confidential Information Memorandum Organizational Meeting Commence Drafting Credit Agreement Commence Drafting Offering Memorandum Organizational Meeting Drafting Session on Box Pages of OM Week of 11/22/04 Hire Tender Offer Administrators (Information Agent and Depository) Begin drafting Tender Offer documents and Dealer Manager Agreement Begin formal bondholder identification process Request DTC participant list Request Registered Holders list Draft launch press release Commence Drafting Lenders’ Presentation Initial Investor Contact / Set up Lender Meeting Continue Drafting CIM Receive final numbers Distribute Description of Notes to EAGLE/WIND Receive final [9/30/04] numbers Drafting Session High Yield Research Analyst Due Diligence Deliver Draft of Comfort Letter Negotiate DON Week of 11/29/04 Continue Drafting Tender Offer Documents and Dealer Manager Agreement Continue Formal Bondholder Identification Process Be gin Drafting Launch Press Release Finalize CIM and LP and post to IntraLinks Lender Meeting Distribute Credit Agreement to EAGLE/WIND Meeting with Rating Agencies Commence Drafting Roadshow Presentation Distribute Purchase Agreement Finalize DON Meeting with Rating Agencies

Week of 12/6/04 If SEC approval received, file definitive proxy statement with SEC and mail proxy materials / prospectus to shareholders Record meeting dates set for shareholder meeting If SEC comments are received, revise proxy materials and submit revised proxy materials (could add 30 day delay) Proxy solicitation period (20 business days) Finalize Tender Offer documents, Dealer Manager Agreement and press release Execute Dealer Manager Agreement Continue formal bondholder identification process Launch Tender Offer Notify DTC Issue press release Mail documents Salesforce teach-in Negotiate Credit Agreement Drafting Prepare Roadshow Presentation Week of 12/13/04 Continue tender marketing process (open for 20 business days) Commitments Due from Lenders Finalize and Distribute Credit Agreement Drafting Finalize Roadshow Presentation Week of 1/3/05 Shareholder meeting held to approve merger transaction Continue tender marketing process (open for 20 business days) Comments on Loan Documentation due from Lenders Price Deal Announce High Yield Transaction Management Presentation to Sales forces Finalize and Print Preliminary OM Commence Roadshow Week of 1/10/05 Issue press release Close transaction File Certificate of Merger File Form 8-K Delist stock from NYSE Post-merger filings Continue tender marketing process (open for 20 business days) Expiration Final settlement and closing Closing and Funding Bring Down Due Diligence Pricing Deliver Comfort Letter Print and Distribute Final OM Closing and Funding (T+5)

Samples of Key Delivery Items for Potential Buyers

Samples of Key Delivery Items for Potential Buyers Management Case Financial Projections: EAGLE Assumptions Source: EAGLE management EAGLE management has provided projections through 2009 Key assumptions include: LTAC Medicare LTAC Average revenue per day of $1,219 and patient days of 560,079 in 2004 Revenue per day growth of 5.6% in 2005, 3.1% in 2006 and approximately 2 - 3% thereafter Growth in patient days of 12.3% in 2005 and 3.4% in 2006 to 1 - 2% per year in existing facilities (opened prior to end of 2004) thereafter Non-Medicare LTAC Average revenue per day of $1,628 and patient days of 167,403 in 2004 Revenue per day growth of 1 - 2% per year Growth in patient days of 8.2% in 2005 and 6.9% in 2006 to 1 - 2% per year in existing facilities (opened prior to end of 2004) thereafter Opens four new facilities per year beginning in 2005 Facilities take approximately 3 years on average to mature; during first six months of facility opening, reimbursement at acute care rate, until facility receives accreditation as a long-term acute care provider Medicare versus non-Medicare mix of 75% / 25% Target occupancy of 80% in mature facilities, and average ALOS of approximately 27 days in 2004 and 29 days thereafter across facilities EBITDA margins of 20 - 21%

Samples of Key Delivery Items for Potential Buyers Management Case Financial Projections: EAGLE Assumptions Source: EAGLE management Key assumptions include: LTAC (cont'd) Kessler Inpatient Rehabilitation Annual revenue growth of 2%, with Medicare growth of 3% and non-Medicare growth of 2% over 5 year period EBITDA margins of 28% Outpatient Rehabilitation Annual revenue growth of 1% in 2005, with approximately 2% (evenly split between pricing and volume) thereafter EBITDA margins of 15 - 16%

Samples of Key Delivery Items for Potential Buyers Management Case Financial Projections: EAGLE Assumptions Source: EAGLE management Capital expenditure program of $425 million over 5 year period Annual depreciation of 1.9% of sales in 2005 trending to 2.2% of sales by 2009 Increase in depreciation as a percentage of sales due to the 5-year, $425 million capital expenditure program beginning in 2005 Amortization of intangibles of approximately $6.6 million annually Interest income on cash balances of 1.25% in 2005, gradually increasing to approximately 1.45% between 2006 and 2009 Interest expense based on: $175 million of 7.5% Senior Subordinated Notes due 2013 $175 million of 9.5% Senior Subordinated Notes due 2009 Refinanced at maturity (June 2009) at existing rate Other debt of 5.0% Amortization of deferred financing fees of approximately $2.3 million annually Assumes deferred financing fees consistent with current levels for all refinanced debt (includes credit facility which is refinanced in September 2005) ($ in millions)

Samples of Key Delivery Items for Potential Buyers Management Case Financial Projections: EAGLE Assumptions Source: EAGLE management Minority interest of $3 - $4 million annually Tax rate of 40% Key working capital assumptions include: Assets Days receivable declining from 49 in 2004 and 44 in 2005 to 39 by 2009; driven by higher LTAC growth, which typically has a lower days receivable profile relative to the outpatient rehabilitation business Liabilities Days payable remain relatively constant at 32 to 33 days based on rental and other operating expenses Accrued payroll rises as a percentage of revenue from 1.5% in 2005 to 1.9% in 2009 Accrued liabilities decline from 7.7% in 2005 to 6.6% in 2009 Other liabilities remain constant at 2.9% of revenue

Samples of Key Delivery Items for Potential Buyers Source: EAGLE management Management Case Financial Projections: EAGLE Historical and Projected Financial Performance